Exhibit 99.2

Aetherium Acquisition Corp. Announces Closing of $115 Million Initial Public Offering,

Including Full Exercise of Underwriters’ Over-Allotment Option

Greenwich, Connecticut – January 3, 2022 – Aetherium Acquisition Corp. (NASDAQ: GMFIU, the “Company”) today announced the closing of its initial public offering of 11,500,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of Class A common stock and one redeemable warrant (the “IPO”). This includes the exercise in full by the underwriters of their over-allotment option to purchase an additional 1,500,000 units. Each redeemable warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share.

The units are listed on The Nasdaq Global Market (“Nasdaq”) and began trading under the ticker symbol “GMFIU” on December 30, 2021. Once the securities comprising the units begin separate trading, the Class A common stock and the warrants are expected to be traded on Nasdaq under the symbols “GMFI” and “GMFIW,” respectively.

As of January 3, 2022, a total of $116,725,000 of the net proceeds from the IPO and the private placement of private units to the Company’s sponsor, were deposited in a trust account established for the benefit of the Company’s public stockholders.

EF Hutton, division of Benchmark Investments, LLC, acted as the sole book-running manager for the IPO.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission on December 29, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained from EF Hutton, division of Benchmark Investments LLC, 590 Madison Ave, 39th Floor, New York, NY 10022, Attention: Syndicate Department, or via email at syndicate@efhuttongroup.com or telephone at (212) 404-7002, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aetherium Acquisition Corp.

The Company is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry, sector or geographical region, although the Company intends to focus on businesses in the education, training and education technology industries, specifically in Asia (excluding China). The Company is led by Jonathan Chan, the Company’s Chairman of the Board and Chief Executive Officer, and Alex Lee, the Company’s Chief Financial Officer.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

For investors:

Jonathan Chan

Chairman of the Board and Chief Executive Officer

Aetherium Acquisition Corp.

79B Pemberwick Rd.

Greenwich, CT 06831

Email: jc@vigilant-assets.com